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                                                                     Exhibit 5.1



    Shipman & Goodwin LLP                                   One American Row
      Counselors at Law                                  Hartford, CT 06103-2819
                                                           Tel: (860) 251-5000


                                August 20, 1998


Occupational Health + Rehabilitation Inc
175 Derby Street, Suite 36
Hinglam, MA 02043

     Re:  Registration Statement on Form S-8
          Relating to Shares of Common Stock of
          Occupational Health + Rehabilitation Inc Issuable under its 1998
          ----------------------------------------------------------------
          Stock Plan
          ----------

Ladies and Gentlemen:

  As counsel for Occupational Health + Rehabilitation Inc, a Delaware corporation (the "Company"), we are furnishing you with this opinion in connection with the issuance of a maximum of 150,000 shares of Common Stock of the Company (the "Shares") pursuant to the above-referenced Plan (the "Plan"), to which the above-referenced Registration Statement relates.

  We have examined such originals or copies of corporate records of the Company, certificates of public officials and of officers of the Company and other documents, have obtained such assurances from officers and representatives of the Company, have made such other factual inquiries, and have made such examination of law, as we have deemed proper and necessary to enable us to render this opinion.

  Based on the foregoing, it is our opinion that the Shares will, when issued as contemplated by the Plan and said Registration Statement, be duly authorized and legally issued, fully paid and non-assessable.

  We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Shipman & Goodwin LLP